Exhibit 4.3

DUKE ENERGY SUPPORT AGREEMENT

AMENDED AND RESTATED SUPPORT AGREEMENT (“Agreement”) amended as of the 1st of January, 2007.

BETWEEN:

DUKE ENERGY CORPORATION, a corporation existing under the laws of the State of Delaware (hereinafter referred to as “Duke Energy”),

OF THE FIRST PART,

- and -

SPECTRA ENERGY CORP, a corporation existing under the laws of the State of Delaware (hereinafter referred to as “Spectra Energy”)

OF THE SECOND PART,

- and -

DUKE ENERGY CANADA CALL CO., an unlimited liability company existing under the laws of the Province of Nova Scotia (hereinafter referred to as “Callco”),

OF THE THIRD PART,

- and -

DUKE ENERGY CANADA EXCHANGECO INC., a company existing under the laws of Canada (hereinafter referred to as “Exchangeco”),

OF THE FOURTH PART.

WHEREAS, in connection with an amended and restated combination agreement made as of September 20, 2001 among Duke Energy, Exchangeco, Callco and Westcoast Energy Inc., Exchangeco issued exchangeable shares to certain holders of common shares in the capital of Westcoast Energy Inc. pursuant to the plan of arrangement contemplated in such combination agreement; and

WHEREAS, pursuant to the aforementioned combination agreement, Duke Energy and Exchangeco executed a support agreement substantially in the form of this Agreement;

AND WHEREAS, the parties hereto wish to amend this Agreement to reflect the proposed distribution by Duke Energy of all of the outstanding shares of common stock of Spectra Energy to holders of Duke Energy Common Shares and the proposed reorganization of the share capital of Exchangeco to exchange each existing issued and outstanding exchangeable share for one new issued and outstanding Duke Energy Exchangeable Share and a fraction of one new issued and outstanding Spectra Energy Exchangeable Share;

NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Duke Energy Exchangeable Share Provisions”) attaching to the Duke Energy Exchangeable Shares attached as Appendix 1 to the Arrangement and as set out in the Articles of Arrangement of Exchangeco, unless the context requires otherwise.

1.2	Interpretation Not Affected by Headings

The division of this agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof Unless otherwise indicated, all references to an “Article” or “Section” followed by a number refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this agreement and not to any particular Article, Section or other portion hereof.

1.3	Rules of Construction

Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

1.4	Date for any Action

If the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2

COVENANTS OF DUKE ENERGY AND EXCHANGECO

2.1	Covenants Regarding Duke Energy Exchangeable Shares

So long as any Duke Energy Exchangeable Shares are outstanding:

(a)	Duke Energy will not declare or pay any dividend on the Duke Energy Common Shares unless, in the case of a cash dividend on the Duke Energy Common Shares, Duke Energy has provided to Spectra Energy an amount not less than the amount of an equivalent dividend to be paid by Exchangeco on the Duke Energy Exchangeable Shares (an “Equivalent Dividend”);

(b)	Duke Energy will advise Exchangeco sufficiently in advance of the declaration by Duke Energy of any dividend on Duke Energy Common Shares and take all such other actions as are reasonably necessary, in cooperation with Exchangeco, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Duke Energy Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Duke Energy Common Shares, or (ii) the record date and effective date for a stock dividend on Duke Energy Common Shares (as provided for in the Duke Energy Exchangeable Share Provisions) (an “Equivalent Stock Subdivision”) shall be the same as the record date and payment date for the stock dividend on the Duke Energy Common Shares;

(c)

provided that Duke Energy has advised Exchangeco sufficiently in advance of the declaration of any dividend on the Duke Energy Common Shares, Spectra Energy will take all such actions as are reasonably necessary, in cooperation with Exchangeco, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Duke Energy Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Duke Energy Common Shares, or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the stock dividend on the Duke Energy Common Shares;

(d)	Duke Energy will ensure that the record date for any dividend declared on Duke Energy Common Shares is not less than 10 Business Days after the declaration date of such dividend;

(e)	Duke Energy will take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Duke Energy Liquidation Amount, the Duke Energy Retraction Price or the Duke Energy Redemption Price in respect of each issued and outstanding Duke Energy Exchangeable Share upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding- up its affairs, the delivery of a Duke Energy Retraction Request by a holder of Duke Energy Exchangeable Shares or a redemption of Duke Energy Exchangeable Shares by Exchangeco, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to cause to be delivered Duke Energy Common Shares to the holders of Duke Energy Exchangeable Shares in accordance with the provisions of Article 5, 6 or 7, as the case may be, of the Duke Energy Exchangeable Share Provisions;

(f)	provided that Duke Energy has delivered or caused to be delivered to Spectra Energy the Duke Energy Liquidation Amount, the Duke Energy Redemption Price or the Duke Energy Retraction Price, as the case may be, Spectra Energy will take all such actions and do all such things as are reasonably necessary or desirable to cause Exchangeco to, in accordance with applicable law, (i) in the case of a stock dividend on Duke Energy Common Shares, to subdivide the Duke Energy Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Duke Energy Exchangeable Share Provisions) and to have sufficient authorized but unissued securities available to enable the subdivision and (ii) to pay and otherwise perform its obligations with respect to the satisfaction of the Duke Energy Liquidation Amount, the Duke Energy Retraction Price or the Duke Energy Redemption Price in respect of each issued and outstanding Duke Energy Exchangeable Share upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding- up its affairs, the delivery of a Duke Energy Retraction Request by a holder of Duke Energy Exchangeable Shares or a redemption of Duke Energy Exchangeable Shares by Exchangeco, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to cause to be delivered Duke Energy Common Shares to the holders of Duke Energy Exchangeable Shares in accordance with the provisions of Article 5, 6 or 7, as the case may be, of the Duke Energy Exchangeable Share Provisions; and

(g)	Duke Energy will take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Duke Energy Retraction Call Right or the Duke Energy Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco to cause to be delivered Duke Energy Common Shares to the holders of Duke Energy Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Duke Energy Retraction Call Right or the Duke Energy Redemption Call Right, as the case may be.

2.2	Segregation of Funds

Provided that Duke Energy has performed or caused to be performed its applicable obligations hereunder, Spectra Energy will cause Exchangeco to deposit a sufficient amount of funds in a separate account of Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Exchangeco to pay dividends when due and to pay or otherwise satisfy its respective obligations under Article 5, 6 or 7 of the Duke Energy Exchangeable Share Provisions, as applicable.

2.3	Reservation of Duke Energy Common Shares

Duke Energy hereby represents, warrants and covenants in favour of Exchangeco and Callco that Duke Energy has issued to the Trustee and will, at all times while any Duke Energy Exchangeable Shares are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Duke Energy Common Shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) (a) as is equal to the sum of (i) the number of Duke Energy Exchangeable Shares issued and outstanding from time to time and (ii) the number of Duke Energy Exchangeable Shares issuable upon the exercise of all rights to acquire Duke Energy Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Duke Energy to meet its obligations under the Duke Energy Voting and Exchange Trust Agreement and under any other security or commitment pursuant to the Arrangement with respect to which Duke Energy may now or hereafter be required to issue Duke Energy Common Shares, to enable and permit Callco to meet its obligations arising upon exercise by it of each of the Liquidation Call Right, the Duke Energy Retraction Call Right and the Duke Energy Redemption Call Right and to enable and permit Exchangeco to meet its obligations hereunder and under the Duke Energy Exchangeable Share Provisions.

2.4	Notification of Certain Events

In order to assist Duke Energy in compliance with its obligations hereunder and to permit Callco to exercise the Liquidation Call Right, the Duke Energy Retraction Call Right and the Duke Energy Redemption Call Right, Exchangeco will notify Duke Energy and Callco of each of the following events at the times set forth below:

(a)	in the event of any determination by the Board of Directors of Exchangeco to institute voluntary liquidation, dissolution or winding- up proceedings with respect to Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly, upon the earlier of receipt by Exchangeco of notice of and Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding- up of Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs;

(c)	promptly, upon receipt by Exchangeco of a Duke Energy Retraction Request;

(d)	promptly following the date on which notice of redemption is given to holders of Duke Energy Exchangeable Shares, upon the determination of a Duke Energy Redemption Date in accordance with the Duke Energy Exchangeable Share Provisions; and

(e)	promptly upon the issuance by Exchangeco of any Duke Energy Exchangeable Shares or rights to acquire Duke Energy Exchangeable Shares (other than the issuance of Duke Energy Exchangeable Shares and rights to acquire Duke Energy Exchangeable Shares in exchange for outstanding Existing Exchangeable Shares pursuant to the plan of arrangement contemplated in the Circular).

2.5	Delivery of Duke Energy Common Shares to Exchangeco and Callco

In furtherance of its obligations under Sections 2.1(e) and 2.1(g) hereof, upon notice from Exchangeco or Callco of any event that requires Exchangeco or Callco to cause to be delivered Duke Energy Common Shares to any holder of Duke Energy Exchangeable Shares, Duke Energy shall forthwith issue and deliver the requisite number of Duke Energy Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered

Duke Energy Exchangeable Shares, to Spectra Energy or as Spectra Energy may direct. Spectra Energy covenants and agrees that any Duke Energy Common Shares so received by Spectra Energy shall be distributed solely in accordance with the Duke Energy Exchangeable Share Provisions, the Duke Energy Voting and Exchange Trust Agreement and this Agreement. All such Duke Energy Common Shares shall be duly authorized, validly issued and fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of such Duke Energy Common Share, Callco or Exchangeco, as the case may be, shall pay a purchase price equal to the fair market value of such Duke Energy Common Share.

2.6	Qualification of Duke Energy Common Shares

Duke Energy covenants that if any Duke Energy Common Shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) (other than Duke Energy Common Shares held by the Trustee) to be issued and delivered hereunder (including for greater certainty, pursuant to the Duke Energy Exchangeable Share Provisions, or pursuant to the Duke Energy Exchange Right or the Duke Energy Automatic Exchange Rights (all as defined in the Duke Energy Voting and Exchange Trust Agreement)) require registration or qualification with, or approval of, or the filing of any document, including any prospectus or similar document, the taking of any proceeding with, or the obtaining of any order, ruling or consent from, any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority, or the fulfillment of any other United States or Canadian legal requirement (collectively, the “Applicable Laws”) before such shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) may be issued and delivered by Duke Energy at the direction of Exchangeco or Callco, if applicable, to the holder of surrendered Duke Energy Exchangeable Shares or in order that such shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” of Duke Energy for purposes of Canadian provincial securities law or an “affiliate” of Duke Energy for purposes of United States federal or state securities law), Duke Energy will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are necessary or desirable and within its power to cause such Duke Energy Common Shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. Duke Energy will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Duke Energy Common Shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) (other than Duke Energy Common Shares held by the Trustee) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Duke Energy Common Shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) are listed and are quoted or posted for trading at such time.

2.7	Economic Equivalence

So long as any Duke Energy Exchangeable Shares not owned by Duke Energy, Spectra Energy or an Affiliate of either or not acquired by Callco and converted to common shares of Exchangeco are outstanding:

(a)	Duke Energy will not, without prior approval of Exchangeco and the prior approval of the holders of the Duke Energy Exchangeable Shares given in accordance with Section 10.2 of the Duke Energy Exchangeable Share Provisions:

(i)

issue or distribute Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares) to the holders of all or substantially all of the then outstanding Duke Energy Common Shares by way of stock dividend or other distribution, other than an issue of Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares) to holders of Duke Energy Common Shares who (A) exercise an option to receive dividends in Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan or scrip dividend; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Duke Energy Common Shares entitling them to subscribe for or to purchase Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding Duke Energy Common Shares (A) shares or securities of Duke Energy of any class other than Duke Energy Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Duke Energy Common Shares), (B)rights, options or warrants other than those referred to in Section 2.7(a)(ii) above, (C) evidences of indebtedness of Duke Energy or (D) assets of Duke Energy, unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Duke Energy Exchangeable Shares.

(b)	Duke Energy will not without the prior approval of Exchangeco and the prior approval of the holders of the Duke Energy Exchangeable Shares given in accordance with Section 10.2 of the Duke Energy Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding Duke Energy Common Shares into a greater number of Duke Energy Common Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Duke Energy Common Shares into a lesser number of Duke Energy Common Shares; or

(iii)	reclassify or otherwise change Duke Energy Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Duke Energy Common Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Duke Energy Exchangeable Shares.

(c)	Duke Energy will ensure that the record date for any event referred to in Section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Duke Energy (with contemporaneous notification thereof by Duke Energy to Exchangeco).

(d)	Duke Energy shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on Duke Energy. In making each such determination, the following factors shall, without excluding other factors determined by Duke Energy to be relevant, be considered by Duke Energy:

(i)	in the case of any stock dividend or other distribution payable in Duke Energy Common Shares, the number of such shares issued in proportion to the number of Duke Energy Common Shares previously outstanding;

(ii)

in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;

(iii)	in the case of the issuance or distribution of any other form of property (including any shares or securities of Duke Energy of any class other than Duke Energy Common Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii) above, any evidences of indebtedness of Duke Energy or any assets of Duke Energy), the relationship between the fair market value (as determined by Duke Energy in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Duke Energy Common Share and the Current Market Price;

(iv)	in the case of any subdivision, redivision or change of the then outstanding Duke Energy Common Shares into a greater number of Duke Energy Common Shares or the reduction, combination, consolidation or change of the then outstanding Duke Energy Common Shares into a lesser number of Duke Energy Common Shares or any amalgamation, merger, reorganization or other transaction affecting Duke Energy Common Shares, the effect thereof upon the then outstanding Duke Energy Common Shares; and

(v)	in all such cases, the general taxation consequences of the relevant event to holders of Duke Energy Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Duke Energy Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Duke Energy Exchangeable Shares).

(e)	Exchangeco agrees that, to the extent required, upon due notice from Duke Energy, Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Exchangeco, or subdivisions, redivisions or changes are made to the Duke Energy Exchangeable Shares, in order to implement the required economic equivalence with respect to the Duke Energy Common Shares and Duke Energy Exchangeable Shares as provided for in this Section 2.7.

Nothing in this Agreement shall affect the rights of Exchangeco to redeem (or Callco to purchase pursuant to the Duke Energy Redemption Call Right) Duke Energy Exchangeable Shares, as applicable, in the event of a Duke Energy Extraordinary Distribution.

2.8	Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Duke Energy Common Shares (an “Offer”) is proposed by Duke Energy or is proposed to Duke Energy or its shareholders and is recommended by the board of directors of Duke Energy, or is otherwise effected or to be effected with the consent or approval of the board of directors of Duke Energy, and the Duke Energy Exchangeable Shares are not redeemed by Exchangeco or purchased by Callco pursuant to the Duke Energy Redemption Call Right, Duke Energy will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Duke Energy Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Duke Energy Common Shares, without discrimination. Without limiting the generality of the foregoing, Duke Energy will use its reasonable best efforts expeditiously and in good faith to ensure that holders of Duke Energy Exchangeable Shares may participate in each such Offer without being required to retract Duke Energy Exchangeable Shares as against Exchangeco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing in this Agreement shall affect the rights of Exchangeco to redeem (or Callco to purchase pursuant to the Duke Energy Redemption Call Right) Duke Energy Exchangeable Shares, as applicable, in the event of a Duke Energy Control Transaction.

2.9	Ownership of Outstanding Shares

Without the prior approval of Exchangeco and the prior approval of the holders of the Duke Energy Exchangeable Shares given in accordance with Section 10.2 of the Duke Energy Exchangeable Share Provisions, Spectra Energy covenants and agrees in favour of Exchangeco that, as long as any outstanding Duke Energy Exchangeable Shares are owned by any Person other than Duke Energy and any of its Affiliates or Spectra Energy and any of its Affiliates, Spectra Energy will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Exchangeco and Callco. Notwithstanding the foregoing, Spectra Energy shall not be in violation of this section if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of Spectra Energy or the Spectra Energy Common Shares pursuant to any merger of Spectra Energy pursuant to which Spectra Energy was not the surviving corporation.

2.10	Duke Energy and Affiliates Not to Vote Duke Energy Exchangeable Shares

Duke Energy covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to any Duke Energy Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Duke Energy Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Duke Energy further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Duke Energy Exchangeable Shares from time to time pursuant to the Duke Energy Exchangeable Share Provisions or pursuant to the provisions of the CBCA (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Duke Energy Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Duke Energy Exchangeable Shares.

2.11	Spectra Energy and Affiliates Not to Vote Duke Energy Exchangeable Shares

Spectra Energy covenants and agrees that it will not, and will cause its Affiliates, including Callco, not to, exercise any voting rights which may be exercisable by holders of Duke Energy Exchangeable Shares from time to time pursuant to the Duke Energy Exchangeable Share Provisions or pursuant to the provisions of the CBCA (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Duke Energy Exchangeable Shares that become owned by it as a result of Callco’s exercise of the Liquidation Call Right as it applies to Duke Energy Exchangeable Shares, the Duke Energy Redemption Call Right or the Duke Energy Retraction Call Right.

2.12	Rule 10b-18 Purchases

For greater certainty, nothing contained in this Agreement, including the obligations of Duke Energy contained in Section 2.8 hereof, shall limit the ability of Duke Energy or Exchangeco to make a “Rule 10b-18 purchase” of Duke Energy Common Shares pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended, or any successor rule.

2.13	Stock Exchange Listing

Duke Energy covenants and agrees in favour of Exchangeco that, as long as any outstanding Duke Energy Exchangeable Shares are owned by any Person other than Duke Energy and any of its Affiliates, Duke Energy will use its reasonable best efforts to maintain a listing for such Duke Energy Exchangeable Shares on a Canadian stock exchange.

ARTICLE 3

DUKE ENERGY SUCCESSORS

3.1	Certain Requirements in Respect of Combinations, etc.

Duke Energy shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)	such other Person or continuing corporation (the “Duke Energy Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Duke Energy Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Duke Energy Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Duke Energy under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of Duke Energy Exchangeable Shares.

3.2	Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the Duke Energy Successor shall possess and from time to time may exercise each and every right and power of Duke Energy under this Agreement in the name of Duke Energy or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Duke Energy or any officers of Duke Energy may be done and performed with like force and effect by the directors or officers of such Duke Energy Successor.

3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Duke Energy with or into Duke Energy or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Duke Energy provided that all of the assets of such subsidiary are transferred to Duke Energy or another wholly-owned direct or indirect subsidiary of Duke Energy and any such transactions are expressly permitted by this Article 3.

ARTICLE 4

GENERAL

4.1	Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Duke Energy Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Duke Energy Exchangeable Shares) are held by any Person other than Duke Energy and any of its Affiliates.

4.2	Changes in Capital of Duke Energy and Exchangeco

At all times after the occurrence of any event contemplated pursuant to Sections 2.7 and 2.8 hereof or otherwise, as a result of which either Duke Energy Common Shares or the Duke Energy Exchangeable Shares or both are in any way changed, this Agreement shill forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Duke Energy Common Shares or the Duke Energy Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3	Notices to Parties

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a)	If to Duke Energy, at:

Duke Energy Corporation

422 South Church Street

Charlotte, North Carolina 28201-1244

Attention: Corporate Secretary

Telecopier Number: (704) 382-8137

(b)	If to Spectra Energy or Exchangeco, at:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Attention: General Counsel

Telecopier Number: (713) 989-3190

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.

4.4	Assignment

No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement or the Arrangement (whether by operation of law or otherwise) except that Exchangeco may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Duke Energy.

4.5	Binding Effect

Subject to Section 4.4, this Agreement and the Arrangement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

4.6	Amendments, Modifications

This Agreement may not be amended or modified except by an agreement in writing executed by Exchangeco, Callco and Duke Energy and approved by the holders of the Duke Energy Exchangeable Shares in accordance with Section 10.2 of the Duke Energy Exchangeable Share Provisions.

4.7	Ministerial Amendments

Notwithstanding the provisions of Section 4.6, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Duke Energy Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)	adding to the covenants of any or all parties provided that the board of directors of each of Exchangeco, Callco and Duke Energy shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Duke Energy Exchangeable Shares;

(b)

making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Exchangeco, Callco and Duke Energy, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Duke Energy Exchangeable Shares; or

(c)	making such changes or corrections which, on the advice of counsel to Exchangeco, Callco and Duke Energy, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the board of directors of each of Exchangeco, Callco and Duke Energy shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Duke Energy Exchangeable Shares.

4.8	Meeting to Consider Amendments

Exchangeco, at the request of Duke Energy, shall call a meeting or meetings of the holders of the Duke Energy Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.6 hereof. Any such meeting or meetings shall be called and held in accordance with the bylaws of Exchangeco, the Duke Energy Exchangeable Share Provisions and all applicable laws. Spectra Energy shall cooperate with Duke Energy and Exchangeco to ensure that any meeting so requested is called by Exchangeco.

4.9	Amendments Only in Writing

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing arid signed by all of the parties hereto.

4.10	Governing Laws; Consent to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

4.11	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

4.12	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DUKE ENERGY CORPORATION

By:	“Lynn J. Good”

SPECTRA ENERGY CORP

By:	“William S. Garner”

DUKE ENERGY CANADA EXCHANGECO INC.

By:	“Bruce E. Pydee”

DUKE ENERGY CANADA CALL CO.

By:	“Greg L. Ebel”